Exhibit 10.16

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Contribution Partner Agreement

This Contribution Partner Agreement (“Agreement”) is made on the date of the last signature below (“Effective Date”) by and between:

(1)	Aspiration Partners, Inc., having its primary place of business at 4551 Glencoe Avenue Marina del Rey, CA 90292 United States (“Partner”)

(2)

Eden Reforestation Projects, a California not-for-profit corporation and 501(c)(3) charity registered with the Internal Revenue Service, having its primary place of business at 303 W Foothill Blvd. Unit 13, Glendora, California, 91741 (“Eden”)

Eden and Partner are collectively also referred to as the “Parties” or individually as a “Party”;

WHEREAS, Partner desires to make charitable cash (or equivalent) donations (“Contributions”) to Eden in pursuit of supporting the following objectives (“Objectives”) with Eden:

•

Globally restore native forests for the purposes of reducing climate change and increasing biodiversity by planting up to five billion (5,000,000,000) trees over twenty (20) years, including at least ten million (10,000,000) trees during the first year of the Term

•	Provide food for villagers, shelter for wildlife, shade, medicines, soil regeneration, and climate regulation through village-wide tree-planting programs

•	Lift local people and communities out of extreme poverty

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby contract and agree as follows.

AGREEMENT

1.	PURPOSE

The Agreement sets out the terms and conditions under which Partner agrees to make Contributions and sponsor the village-wide tree planting campaigns of Eden.

2.	OBLIGATIONS OF THE PARTIES

2.1    Partner Contributions.

(a)    On or before July 1 of each calendar year during the Term, Partner shall deliver to Eden an Annual Contribution Commitment Form in the form set forth on Appendix A (an “Annual Contribution Form”), which shall set forth the minimum amount of Contributions that Partner (on behalf of itself or its Affiliates) shall make in respect of the succeeding calendar year, including the minimum amount of such

Contributions that Partner shall make in respect of each calendar quarter during such calendar year (each, a “Quarterly Contribution Commitment Amount”). Subject to the terms set forth herein, submission of each Annual Contribution Form shall constitute a binding and irrevocable commitment by Partner to make the Contributions described in such Annual Contribution Form in the amounts set forth therein and in accordance with this Section 2.1. “Affiliate(s)” shall mean any legal entity or company which Partner: (i) owns or controls, (ii) is owned or controlled by, or (iii) is under common ownership or control with Partner.

(b)    Within thirty (30) days after the end of each calendar quarter during the Term, Partner shall provide Eden with a Quarterly Contribution Form in the form set forth on Appendix B (a “Quarterly Contribution Form”), which shall set forth the amount of Contributions that Partner (on behalf of itself or its Affiliates) shall make in respect of the calendar quarter immediately preceding the date that such Quarterly Contribution Form is submitted (each, a “Quarterly Contribution Amount”). Such Quarterly Contribution Amount shall be no less than the Quarterly Contribution Commitment Amount set forth in the applicable Annual Contribution Form in respect of such calendar quarter.

(c)    Eden shall notify Partner within thirty (30) days after Eden’s receipt of any Annual Contribution Form or Quarterly Contribution Form whether Eden (i) accepts such Annual Contribution Form or Quarterly Contribution Form or (ii) rejects such Annual Contribution Form or Quarterly Contribution Form because Eden does not expect that Eden will reasonably be able achieve its planting obligations (on the terms set forth herein) in respect of any Quarterly Contribution Commitment Amount or Quarterly Contribution Amount. In the case of clause (ii), the Parties shall attempt in good faith to revise such Annual Contribution Form or Quarterly Contribution Form in a manner that is mutually acceptable. If the Parties are unable to agree upon a mutually acceptable Quarterly Contribution Form in accordance with the foregoing sentence, then the applicable Quarterly Contribution Form shall be revised such that the Quarterly Contribution Amount set forth therein is equal to the Quarterly Contribution Commitment Amount for the applicable calendar quarter.

(d)    Within ten (10) days after the applicable Quarterly Contribution Form has been agreed (or deemed agreed) in accordance with clause (c) above (as the same may be modified in accordance with clause (c) above), Partner shall make one or more Contributions to Eden in an aggregate amount equal to the Quarterly Contribution Amount set forth in such Quarterly Contribution Form in accordance with the terms of Section 3.4.

2.2    Annual Planting Plan. Within ninety (90) days following receipt of an Annual Contribution Form, Eden shall provide Partner with an annual planting plan (an “Annual Planting Plan”) describing Eden’s projected uses of the Contributions set forth in such Annual Contribution Form, including (a) the number of trees that Eden intends to plant using such Contributions (which number of trees shall be consistent with the pricing terms set forth herein), (b) an overall planting schedule for such trees, taking into account seasonality, (c) the countries and sites where the trees funded by such Contributions shall be planted (the “Sites”) and (d) whether new Sites will need to be identified and acquired during that year in order to plant the number of trees supported by Partner’s committed

Contributions. Unless Partner objects to any details in the proposed Annual Planting Plan, Partner shall promptly return a signed copy of the Annual Planting Plan within thirty (30) days after Partner’s receipt of the draft proposed Annual Planting Plan. If Partner objects to any details in the proposed Annual Planting Plan, the Parties shall promptly consult with each other and negotiate in good faith changes that need to be made to ensure that the Annual Planting Plan is consistent with the terms and conditions of this Agreement. If Eden reasonably believes that any material changes are required to the then-current Annual Planting Plan, including as a result of any Quarterly Contribution Amount materially exceeding the Quarterly Contribution Commitment Amount in respect of the applicable calendar quarter, then Eden shall deliver to Partner a revised Annual Planting Plan reflecting such changes. Unless Partner objects to any details in the proposed revised Annual Planting Plan, Partner shall promptly return a signed copy of the revised Annual Planting Plan within thirty (30) days after Partner’s receipt of the draft proposed revised Annual Planting Plan. If Partner objects to any details in the proposed revised Annual Planting Plan, the Parties shall promptly consult with each other and negotiate in good faith changes that need to be made to ensure that the revised Annual Planting Plan is consistent with the terms and conditions of this Agreement.

2.3    Annual Consultations. Upon either Party’s reasonable request, the Parties shall meet once per year (in person or by telephone or videoconference, as mutually agreed):

(a)    to review the Parties’ activities during the past year;

(b)    to discuss the Annual Contribution Form and the Annual Planting Plan and cooperation of the Parties for the upcoming year;

(c)    to discuss details related to Eden’s planting and maintenance procedures, monitoring practices, success metrics, and the like; and

(d)    to discuss progress in respect of the Objectives, including the Parties’ mutual goal of Partner providing Contributions for, and Eden using such Contributions to planting, up to five billion (5,000,000,000) trees during the Term (including at least ten million (10,000,000) trees during the first year of the Term) (the “Planting Goal”). In furtherance of the Planting Goal, the Parties may develop during such consultations a non-binding projected Contribution and planting schedule for the Term in order to achieve the Planting Goal; provided that Partner shall not be obligated to make Contributions and Eden shall not be obligated to plant trees other (a) than pursuant to Annual Contribution Forms and Quarterly Contribution Forms that are agreed by the Parties and (b) in accordance with the terms set forth herein.

2.4    Planting Requirements.

(a)    Planting Locations. Initially, Eden shall identify reforestation Sites in Kenya, Madagascar, Mozambique, and/or Honduras, as well as possibly Nepal and Indonesia if mutually agreed by Partner, for the trees to be planted under this Agreement. At least thirty percent (30%) of the Contributions that are both (i) committed to be made pursuant to an Annual Contribution Form and (ii) actually made by Partner shall be applied to plant trees in Designated Sites or Partially Designated Sites. “Designated Sites” means

Sites with respect to which Eden’s tree planting and other activities are funded solely by Partner’s Contributions. “Partially Designated Sites” means Sites with respect to which Eden’s tree planting and other activities in a specifically designated portion of a Site are funded solely by Partner’s contributions.

(b)    New Sites. Partner acknowledges and agrees that Eden may (i) launch new planting sites in collaboration with (and using solely contributions from) one or more specific contribution partners (each such site, a “Designated Launch Site”) or (ii) launch a new planting site by offering all or substantially all of its major contribution partners the opportunity to provide contributions in respect of such new site on a first-come-first-served basis (each such site, a “General Launch Site”). Eden acknowledges that Partner is interested in making Contributions in respect of Designated Launch Sites, and agrees to use commercially reasonable efforts to identify and discuss with Partner potential Designated Launch Sites with respect to which Partner could participate, to the extent such opportunities are available. Eden further agrees to notify Partner of the opportunity to make Contributions in respect of any General Launch Site substantially concurrently with Eden’s notification thereof to its other contribution partners.

(c)    Standard for Planting Practices. Eden will use reasonable efforts, in accordance with Prudent Reforestation Practices, to plant trees substantially in accordance with the applicable Annual Planting Plan, as modified by any Quarterly Contribution Form that is agreed between the Parties in accordance with Section 2.1(b), within eighteen (18) months after the date that Partner has made all of its Contributions in respect of such Quarterly Contribution Form. “Prudent Reforestation Practices” means those practices, methods, equipment, seed and seedling selection, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used for reforestation projects of the type, size and location similar to the applicable Site as good, safe and prudent practices in connection with the engineering, planning, planting, growth, survival and maintenance of a Site, taking into account the costs, expenses and benefits of the development of such Site, including as the same relate to local populations, labor supply and labor practices with respect to such Site. Prudent Reforestation Practices are not intended to be limited to the optimum practices, methods, equipment, specification or standards to the exclusion of all others but rather to be a spectrum of acceptable practices, methods, equipment, specifications or standards. The Parties acknowledge and agree that it is in both of their best interests, and also in the interest of achieving the Objectives, that the Parties’ activities hereunder have a strong basis in scientific, ecological and sociological best practices and that the performance of such activities evolve over time as such practices evolve.

(d)    Survivability and Mitigation. Eden shall monitor tree survivability at each Site using circle plot methodology and, to the extent reasonably available, drone flyover monitoring. Eden shall include survivability data for each Site in the reports delivered pursuant to Section 2.6 in accordance with the terms thereof. If the aggregate tree survivability at all Sites at which trees are planted using Contributions does not meet or exceed reasonably expected survivability standards consistent with Prudent Reforestation Practices, then: (i) if such survivability shortfall resulted from the gross negligence, fraud or intentional or willful misconduct of Eden or its Personnel, then Eden shall, at its cost, implement mitigation measures consistent with Prudent Reforestation Practices (including replanting or site expansion or relocation) to the extent necessary to meet or exceed such reasonably expected survivability standards or (ii) if such survivability shortfall resulted from any other cause (including the occurrence of a Force Majeure Event or the actions of a third party), then Eden shall notify Partner and Partner may, but shall not be obligated to, permit its Contributions (or make additional Contributions) to be used to implement such mitigation measures. For the avoidance of doubt, natural tree regeneration that is a result of Eden’s tree planting activities hereunder shall be included when measuring survivability rates. Notwithstanding anything to the contrary in this Agreement, but subject to Section 10.2(b), this Section 2.4 sets forth Eden’s only obligations with respect to any survivability shortfall.

2.5    Additional Sponsorship. From time to time, Partner may desire to provide additional contributions to Eden to support Eden’s planting activities, including sponsorship of (a) tree nurseries being developed by Eden in an amount of up to [***] and (b) site monitoring resources such as drones and satellite phones. In such event, the Parties shall discuss in good faith the amounts, terms and conditions of Partner’s sponsorship and related contributions. Such sponsorship amounts would be in addition to the Contributions.

2.6    Reporting. During the Term, Eden shall monitor each Site and the trees planted by Eden in connection with this Agreement in accordance with Prudent Reforestation Practices and provide Partner with:

(a)    with respect to each Site, (i) a report within two (2) months after the date that is six months from the date on which Eden first plants trees at such Site using Partner’s Contributions (the “Initial Planting Date”) including substantially the same scope of information as is included in the form of six-month progress report set forth in Appendix C-1 and (ii) a report within two (2) months after each anniversary of the Initial Planting Date for such Site including substantially the same scope of information as is included in the form of annual progress report set forth in Appendix C-2;

(b)    within one (1) month after the end of each calendar month, the total number of trees planted during such calendar month using Contributions, only with respect to each Site at which trees were planted using Contributions during such calendar month; and

(c)    marketing photos of each Site within two (2) months after the Initial Planting Date for such Site and approximately every six (6) months thereafter.

Eden and Partner agree that if Eden materially changes the frequency or scope of its standard reporting practices, then Eden and Partner shall cooperate in good faith to amend this Section 2.6, Appendix C-1 and Appendix C-2, as applicable, in order to cause the reporting requirements hereunder to be substantially consistent with Eden’s then-current practices.

2.7    Unexpected Delays and Challenges. If and to the extent Eden cannot complete tree planting funded by Partner in accordance with the timeframe specified in the Annual Planting Plan (as the same may be revised from time to time in accordance with the terms of this Agreement), the Parties will promptly meet to discuss modifications to the applicable Annual Planting Plan that may be necessary to ensure that the appropriate number of trees are planted in accordance with this Agreement.

2.8    Conduct of the Parties. Both Parties agree to conduct their business in a manner that does not diminish the reputation and goodwill of the other Party.

3.	PRICING AND PAYMENT

3.1    Pricing. The price per each tree planted for Eden’s activities hereunder (the “Price per Tree”) is as follows:

Years	Location (each, a “Location”)	Price per Tree
Effective Date – December 31, 2023	[***]	[***]
	[***]	[***]
	[***]	[***]
	[***]	[***]

January 1, 2024 onward	Each Location	Same as above plus 3.5% increase per year

As of the date of this Agreement, each Price per Tree (as the same may be increased in accordance with this Section 3.1) includes all costs and expenses related to the growth, planting, ongoing care and maintenance, and protection of such tree (its “Cost per Tree”) that Eden expects to incur during the term of this Agreement in connection with the trees to be planted pursuant to this Agreement. Partner acknowledges and agrees that Eden will (a) reserve up to [***] donated pursuant to this Agreement for administration, marketing and overhead expenses and (b) deposit [***] donated pursuant to this Agreement into a long-term Forest Guard Endowment (“FGE”) fund to provide long-term funding for forest guards and other resources to protect planting sites, the costs of which are in each case included in the Price per Tree.

3.2    Cost Increases. Partner acknowledges that there may be circumstances under which Eden’s actual Cost per Tree may be higher than the Price per Tree. After January 1, 2024, if Eden experiences increases in its actual costs that cause the average Cost per Tree for any Location to increase in an amount greater than the annual 3.5% increase that is provided for in Section 3.1, then for each applicable Location, upon receipt from Eden of reasonably detailed written evidence of such increased costs for such Location, Partner shall pay to Eden a payment in respect of each applicable year equal to the product of the total number of trees planted in such Location during the applicable year pursuant to this Agreement, multiplied by the difference between Eden’s actual average Cost per Tree for such Location and the then-applicable Price per Tree for such Location; provided that, for purposes of calculating such payment, such actual average Cost per Tree shall not include Eden’s administrative and marketing expenses to the extent that such expenses exceed [***] of such actual average Cost per Tree for such Location. Partner shall make such payment in respect of each applicable Location within thirty (30) days after (a) the end of the applicable calendar year, or (b) the date on which Eden delivers written notice of the cost increase with respect to such Location, whichever is later.

3.3    Preferential Pricing. Notwithstanding anything to the contrary herein, other than any pricing arrangements with Eden’s other contribution partners that exist as of the date of this Agreement (as the pricing in such arrangements may be increased from time to time in Eden’s sole discretion), the pricing for Eden’s activities hereunder charged to Partner shall be no less favorable than the pricing Eden offers to any other contribution partner in the particular geographical location where trees are being planted under this Agreement, regardless of whether such pricing is charged by Eden on a price per tree basis or otherwise (e.g., pricing charged to Partner for trees planted in Kenya shall be no less favorable than the pricing that Eden provides to any other party contributing funds for the planting of trees in Kenya).

3.4    Payment. All Contributions shall be made by wire transfer to the account specified by Eden in writing from time to time or as otherwise mutually agreed by the Parties. Eden shall address all questions with respect to the payment of Contributions to:

Aspiration Partners, Inc.

4551 Glencoe Avenue

Marina del Rey, CA 90292

[***]

3.5    Audit. Partner may itself or through its designee, at Partner’s expense and on reasonable notice to Eden, audit Eden’s applicable books and records to confirm the amounts payable to Eden pursuant to Section 3.2 of Agreement. Such audits shall be conducted (a) during normal business hours, (b) in a manner designed to not unreasonably interfere with Eden’s ordinary business operations and (c) subject to the terms and conditions of Eden’s Donor Privacy Policy. If an audit reveals an overpayment by Partner of five percent (5%) or more, Eden shall pay the reasonable costs of the audit in addition to refunding to Partner the amount of the overpayment.

3.6    Expenses. Except as otherwise expressly agreed between the Parties, each Party shall bear its own costs and expenses (including those of professional advisors) in connection with the negotiation, execution, delivery and performance of this Agreement.

3.7    Taxes. The Prices per Tree include, and Eden shall set aside and pay over to the appropriate taxing authority, all sales, use, excise, gross receipts, value added, business, occupation, and other transaction-based taxes that may be levied upon either Party in connection with the transactions contemplated by this Agreement, if any (collectively, “Transaction Taxes”). Eden shall be solely responsible for, and hold Partner harmless against, all Transaction Taxes, together with any interest and penalties thereon. Partner may withhold from payment to Eden any amounts which Partner determines it is required to withhold by applicable law. Partner shall issue Eden a withholding tax certificate for any such amounts withheld.

3.8    Currency. All amounts herein are quoted and shall be due in U.S. Dollars.

4.	SITE VISITS AND INSPECTIONS

4.1    Designated Site Visits. Except as otherwise described herein, Partner, its Affiliates, and its officers, employees, agents or representatives shall not visit (a “Designated Site Visit”) or participate in planting activities at the Sites as doing so may result in certain risks, including but not limited to, injuries, illness and death, as well as damages to person or property. Upon Partner’s reasonable request from time to time, Partner may arrange for up to one Designated Site Visit to each Site per year, in each case including no more than three (3) persons, so long as (a) such visits are not unreasonably burdensome for Eden or its Personnel and (b) such visits are permitted by applicable laws or other applicable restrictions and health and safety considerations in the jurisdiction where the applicable Site is located. The Parties shall mutually agree on the Sites to be visited and Eden and its Personnel shall reasonably cooperate with Partner on the arrangements for such visits. Partner shall bear all costs incurred by it and by Eden in connection with such visits unless otherwise mutually agreed in writing by the Parties. A Designated Site Visit shall be permitted only as set forth in the Program Documentation or as otherwise expressly permitted in writing by Eden, which shall include Partner’s or its designee’s execution of an appropriate Waiver and Indemnity Agreement (“Waiver Agreement”) or other agreement required by Eden. EDEN EXPRESSLY DISCLAIMS ANY AND ALL LIABILITY OR RISK ARISING FROM PARTNER, ITS EMPLOYEES, OFFICERS, AGENTS OR REPRESENTATIVES ARISING FROM ANY DESIGNATED SITE VISIT.

4.2    Inspections. Partner shall have the right to engage Preferred by Nature (or another inspector mutually agreed to by the parties) (“Inspector”) to inspect one Site in each Location per year for the purpose of assessing Eden’s compliance with Section 2.4 of this Agreement to the extent that such visits are permitted by applicable laws or other applicable restrictions and health and safety considerations in the jurisdiction where the applicable Site is located. Partner shall bear all costs incurred by it and by Eden in connection with such inspections unless otherwise mutually agreed in writing by the Parties. Such inspections shall be subject to Inspector’s execution of a Waiver Agreement and a confidentiality agreement in form and substance reasonably acceptable to Eden, and shall be conducted in accordance with the Program Documentation. Eden shall, and shall ensure that its Personnel, (a) provide Inspector with reasonable access to the Sites under inspection and other related locations (such as tree nurseries and forage sites) and all practices, procedures, and documentation relevant to Eden’s performance under Section 2.4 of this Agreement and (b) reasonably cooperate with such inspections, including by answering the inspector’s reasonable questions about activities at such Sites. If an inspection reveals a noncompliance with Section 2.4 of this Agreement, then the Parties shall in good faith discuss such issues and attempt to resolve them. If the Parties are unable to agree upon a resolution, Partner shall have the right to terminate this Agreement in accordance with Section 11.2. “Personnel” means a Party’s subcontractors (including, with respect to Eden, its local partners) and its and their respective employees, independent contractors, volunteers, agents, and representatives located anywhere in the world who perform services in connection with such Party’s activities under this Agreement.

5.	EXCLUSIVITY

5.1    Designated Sites. With respect to any Designated Sites that are exclusively funded by Partner, Eden shall attempt (where feasible) to place signage (in a form mutually agreed upon by Partner and Eden) at such Designated Sites indicating that Partner has funded the planting of trees at such Designated Sites, and which signage may include Eden’s and Partner’s Marks. “Marks” means the trademarks, service marks, trade names, business names, logos, internet domain names, or other proprietary designs and designations, including names and other distinctive marks or logos, which identify a Party.

5.2    No Other Exclusivity. Except as expressly set forth in this Agreement, all of the Parties’ obligations under this Agreement are nonexclusive and shall not be construed as limiting either Party from obtaining or otherwise entering into relationships similar or identical to the relationship described herein.

6.	TRADEMARK LICENSE; USE; MARKETING AND PUBLICITY

6.1    Marketing and Promotional Opportunities. Eden shall make available to Partner: (a) marketing and promotional materials and opportunities that are substantially similar to those it makes available to its other corporate partners in at least the same sponsorship tier in accordance with its applicable contribution requirements and related program documentation, including as set forth in the Program Documentation (as defined below), and (b) marketing and promotional opportunities that are substantially similar to those it makes available to any other corporate partner who has committed to a longer term contribution relationship with Eden that is comparable in length of term, scope and/or total contribution commitment to the relationship contemplated by this Agreement.

6.2    Joint Marketing and Promotion. The Parties shall reasonably cooperate to develop joint marketing campaigns to promote their activities hereunder and cooperate on preparing mutually agreed press releases, obtaining video production rights for Partner marketing videos, and other special campaigns that the Parties may agree upon from time to time hereunder.

6.3    License to Eden Materials.

(a)    Subject to the terms and conditions of this Agreement, Eden hereby grants Partner a non-exclusive, non-transferable, royalty-free, worldwide license to use, reproduce, modify (as set forth below), publish, distribute and display all photographs, videos, project information, technical information, and other materials provided by Eden hereunder (collectively, the “Eden Materials”), solely during the Term, for the purpose of promoting the Parties’ activities hereunder. Any modifications to the Eden Materials must be approved by Eden in writing prior to any distribution or publication of such modified Eden Materials by Partner.

(b)    Eden’s logo and copyright information may not be removed from the Eden Materials, including but not limited to photos, unless Eden is identified as the planting group, tagged in social posts, and proper photo credit is given. The rights granted herein to the Eden Materials are subject to any reasonable guidelines provided to Partner by Eden in writing whether now or in the future.

(c)    The nature of the Eden Materials to be provided will be determined by the partnership level based on the amount of Contributions as set forth in the Eden program documentation (“Program Documentation”) which is available on Eden’s website or as otherwise provided by Eden and updated by Eden from time to time, or as otherwise mutually agreed by the Parties or set forth herein. Partner may refer or link to video files and/or video clips from Eden’s YouTube channel or other locations (“Videos”), provided that such Videos are: (i) only used in their entirety and unaltered and (ii) Partner does not expressly make them available for downloading or editing in any way. Videos with Eden’s watermark will be provided upon Partner’s request for use in Partner’s marketing videos, provided that Eden’s watermark must be clearly visible at all times. With prior written approval, the use of Videos without Eden’s watermark may be permitted provided that Eden Reforestation Projects is identified in copy, titles, video descriptions, end credits, and the like. Notwithstanding the foregoing, when utilizing Eden Materials or otherwise communicating about the planting partnership, Partner shall communicate that all tree-planting work is being performed by Eden. Partner shall not present itself as being responsible for the tree planting efforts.

(d)    With respect to Eden’s employees located in the United States that may be depicted in any Videos, Eden shall reasonably assist Partner in obtaining all rights and permissions required from such employees to incorporate, use, reproduce, modify, publish, distribute, and display the Videos and any other audio or audiovisual materials provided by Eden (or recorded by or on Partner’s behalf) as part of Partner’s marketing videos and other promotional materials.

6.4    Publicity. Either Party may issue a press release or other announcement referencing the name and Marks of the other Party with respect to this Agreement or the activities contemplated herein only upon express written consent of the other Party, unless a press release or similar announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing Party agrees to give the non-disclosing Party prior notice and a reasonable opportunity to comment on the proposed disclosure.

6.5    Promotion. Partner may use Eden’s Marks on its website and refer to Eden as its partner with respect to the activities contemplated herein, provided that all such use shall be subject to the terms and conditions of this Agreement, including Sections 6.6(b) and 6.7 below.

6.6    Trademark License.

(a)    Each Party hereby grants to the other Party a revocable, non-exclusive, non-transferable, worldwide, fully paid up license during the Term to reproduce, use, and display its Marks solely for the purposes set forth in this Section 6. Each Party’s use of the other Party’s Marks shall at all times comply with the other Party’s trademark guidelines communicated to such Party, as such may be amended from time to time, and applicable law. Each Party shall display symbols and notices clearly and sufficiently indicating the trademark status and ownership of the other Party’s Marks. All proprietary rights and goodwill associated with a Party’s use of the other Party’s Marks shall inure to the benefit of the other Party.

(b)    Neither Party shall: (i) use the other Party’s Marks, either directly or indirectly, in any marketing or promotional materials without the other Party’s prior review and consent in accordance with Section 6.7; (ii) use the other Party’s Marks in combination with any other Mark in a manner that creates a combination trademark; (iii) contest the validity of, or take any action that a reasonable person would believe would impair any part of the other Party’s ownership of its Marks or diminish or dilute their distinctiveness or validity; (iv) challenge the other Party’s ownership of its Marks and/or registration thereof; or (v) attempt to register any of other Party’s Marks as a Mark in its own name.

6.7    Approvals.

(a)    Each Party shall submit to the other Party for its review and approval (to be granted in such other Party’s sole discretion) new marketing and promotional materials that contain any of the other Party’s Marks. Each Party shall have no less than ten (10) business days to review and provide comments regarding such materials, unless the Parties agree to a shorter or longer review period. For the avoidance of doubt, the re-use of marketing and promotional materials that are substantially similar to prior materials previously approved by the other Party will not require additional approval under this Section 6.7 so long as the use is substantially identical with the previously approved use, and so long as the prior approval has not been revoked by the other Party.

(b)    Partner is not required to seek prior approval from Eden for social media posts that reference Eden but that do not contain or display Eden’s Marks and that do not reveal any of Eden’s Confidential Information, but Eden reserves the right to request that Partner remove any social media posts that Eden reasonably determines are inaccurate or unfavorable toward Eden.

6.8    Ownership. Each Party shall own and retain all right, title, and interest, including all intellectual property rights, in its Marks, its Confidential Information, and in all marketing and promotion materials (including in the case of Eden, the Eden Materials) it provides to the other Party. Other than the rights expressly granted herein, nothing in this Agreement shall be construed or interpreted as granting to either Party any rights or licenses, including any rights of ownership or other proprietary rights, in or to the other Party’s Marks or materials and all such rights are expressly reserved.

7.	CONFIDENTIALITY

7.1    Definition. Each Party agrees to keep in confidence any confidential or proprietary information it receives from the other Party (“Confidential Information”). Confidential Information shall include all information and materials (of whatever kind and in whatever form or medium) disclosed by or on behalf of a Party (the “Disclosing Party”) to the other Party (or its designee) (the “Receiving Party”) in connection with this Agreement, whether prior to or during the Term and whether provided orally, electronically, visually, or in writing, that is either marked as confidential or is of such a nature that the Receiving Party should reasonably recognize that it is confidential. Without limitation of the foregoing, the information included in the Annual Planting Plans, Annual Contribution Forms, Quarterly Contribution Forms, any reporting materials delivered hereunder (including under Section 2.6), the results of any inspections conducted by Preferred by Nature in accordance with Section 4.2, the terms and conditions of the term sheet previously agreed by the Parties and the terms and conditions of this Agreement (but not its existence), including the Price per Tree, the Cost per Tree, are the Confidential Information of both Parties.

7.2    Protection. Neither Party shall disclose Confidential Information of the other Party to third parties nor use such Confidential Information for any purpose other than as expressly permitted in this Agreement. The Receiving Party shall use the same care to prevent disclosure of the Disclosing Party’s Confidential Information as it uses to prevent disclosure of its own information of a similar nature, but in no event less than a reasonable degree of care, and shall not publish or otherwise disclose or use it for any purpose other than as expressly permitted under this Agreement or otherwise agreed to in writing by the Disclosing Party. The Receiving Party may use and disclose the Disclosing Party’s Confidential Information as follows:

(a)    if required by applicable law or as required to receive the benefit of any carbon credit governmental programs (including to comply with the order of a governmental authority or court of competent jurisdiction); provided however, that the Receiving Party shall promptly provide written notice thereof to the Disclosing Party, consult with the Disclosing Party with respect to such disclosure and provide the Disclosing Party with a reasonable opportunity to object to any such disclosure or seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement;

(b)    to the extent necessary, to its Affiliates, and its and their directors, trustees, officers, employees, agents, representatives, professional advisors, investors and potential investors and potential acquirers, in each case who have a need to know such information in connection with the Receiving Party performing its obligations or exercising its rights under this Agreement;

(c)    to the extent necessary, to carbon offset registries and independent third-party verifiers, in each case who have a need to know such information in connection with the generation and verification of carbon offset credits; and

(d)    to the extent that disclosure to any party other than a governmental authority is authorized by this Agreement, all such disclosure shall be subject to the party to whom the Confidential Information shall be disclosed executing a written agreement with the Receiving Party containing obligations of confidentiality and nonuse no less restrictive than those set forth in this Section 7 or otherwise being bound by professional or other obligations to maintain the confidentiality of such information. The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

7.3    Exclusions. Notwithstanding the foregoing, information that (i) is already in the public domain through no fault of the Receiving Party, (ii) was already known by the Receiving Party without breaching a confidentiality obligation, (iii) is lawfully disclosed to the Receiving Party by a third party rightfully in possession of such information without an obligation of confidentiality to the Disclosing Party; or (iv) is independently developed by or for the Receiving Party without use of the Disclosing Party’s Confidential Information, shall not be treated as Confidential Information hereunder.

7.4    Return of Confidential Information. Upon the termination of this Agreement for any reason, and at any other time upon the Disclosing Party’s written request, the Receiving Party shall (i) immediately cease use of the Disclosing Party’s Confidential Information and (ii) if requested by the Disclosing Party, either promptly destroy or return all Confidential Information of the Disclosing Party; provided however, that the Receiving Party may retain a reasonable number of copies of the Disclosing Party’s Confidential Information for the limited purposes of satisfying legal or regulatory requirements regarding record and data retention with which the Receiving Party is obligated to comply, enforcing this Agreement or archiving consistent with good business practices. For the avoidance of doubt, such copies remain subject to the provisions of this Section 7.

8.	COMPLIANCE WITH LAW

8.1    Compliance with Law. Each Party shall comply, and shall ensure that its agents, representatives, vendors, contractors, and employees comply, in all material respects with all applicable laws of the United States and all other jurisdictions where such Party or its agents, representatives, vendors, contractors, and employees are located or its activities are to be performed under this Agreement, including all labor, tax, and environmental laws and all laws and regulations regarding the ineligibility of vendors, contractors, and suppliers of services for reasons of fraud, corruption, or terrorist activity. Without limitation of the foregoing:

(a)    Each Party shall comply, and shall ensure that each of its Personnel complies, with all applicable anti-bribery and anti-corruption laws (including the Foreign Corrupt Practices Act), including its dealings with Government Officials and any implementing regulations in respect of such laws. Eden represents, warrants, and covenants that it and its Personnel have not and shall not, in connection with the transactions contemplated by this Agreement or in connection with any other business transactions involving Partner, make, promise, or offer to make any payment or transfer of money or anything of value or other advantage, directly or indirectly through a representative, intermediary agent, or otherwise: (i) to any Government Official; (ii) to any political party; or (iii) to any other person for the purpose of improperly influencing any act, omission to act, or decision of such official, political party, or individual or securing an improper advantage to assist the Parties in obtaining or retaining business. Eden also represents, warrants, and covenants that Eden and its Personnel shall not, in connection with any business activities involving Partner, accept anything of value from any third party seeking to influence any act or decision of Eden or in order to secure an improper advantage to that third party. Partner represents and warrants that the Partner’s contribution is authorized and permissible under local law; and neither the Partner, nor its Affiliates, nor any person controlling, controlled by, or under common control with the Partner or its Affiliates, nor any person having a beneficial interest in the Partner or its Affiliates, has offered, paid, promised, authorized, solicited, or received any bribe, kickback, or illegal or improper payment or benefit in any way related to any business transactions involving Eden or in any transactions contemplated by this Agreement. Partner also represents, warrants, and covenants that the amounts to be contributed by the Partner shall not directly or indirectly be derived from activities in violation of any anti-bribery or anti-corruption laws. “Government Official” means any employee or officer of a government of a country, state, or region, including any federal, regional, or local government or any department, agency, enterprise owned or controlled by such government, any official of a political party, any official or employee of a public international organization, any person acting in an official capacity for or on behalf of such entities, and any candidate for political office.

(b)    Each Party shall comply with sanctions programs and similar laws of the United States and other countries where such Party or its Personnel are located or its activities are to be performed under this Agreement and represents, warrants, and covenants that it and its Personnel shall be in compliance with all such laws. No Party shall engage in any activity that would cause the other Party to violate U.S. sanctions programs or other applicable laws to which such other Party is subject as a U.S. company. Each Party is aware that it cannot offer employment or continue to employ an individual who is included on a sanctions lists maintained by the US Office of Foreign Assets Control (“OFAC”). Without limitation of the foregoing, each Party represents, warrants, and covenants that the names of such party, its principals, and its Personnel and agents do not and shall not during the Term appear on any such list. Each Party shall notify the other Party immediately in the event that any Personnel appear on an OFAC sanctions list and shall immediately remove such Personnel from performing work under this Agreement.

(c)    Each Party shall and shall ensure that its Personnel comply at all times with the principles set out in the Universal Declaration of Human Rights of the United Nations and the International Labor Organization’s Core Conventions, including certain minimum labor standards, such as, respecting employees’ rights to become member of relevant labor unions and/or other employee organizations, not using forced labor nor exploitative child labor practices, and not tolerating discrimination or harassment at the workplace. Without limitation of the foregoing, where the activities hereunder involve children and/or youth under the age of eighteen (18), the Parties shall adhere to Article 19 of the UN Convention on the Rights of the Child which asserts children’s right to protection “from all forms of physical or mental violence, injury and abuse, neglect or negligent treatment, maltreatment or exploitation, including sexual abuse, while in the care of parent(s), legal guardian(s) or any other person who has care of the child.”

9.	REPRESENTATIONS, WARRANTIES, AND COVENANTS

9.1    Mutual Representations and Warranties. Each Party represents and warrants that: (a) it is a corporation duly organized and validly existing in good standing under the laws of its jurisdiction of incorporation; (b) it has the right, power and authority to execute, deliver, and perform this Agreement; (c) this Agreement, when executed and delivered by such Party in accordance with the provisions hereof, shall be a legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms; (d) such Party’s execution, delivery, and performance of this Agreement shall not constitute a violation, breach, or default under any contract, instrument, obligation, or agreement to which it is a Party or by which it is bound, and will not conflict with or violate any applicable law, judgment, order, or decree of any governmental authority having jurisdiction over it or its assets or property; (e) it shall comply with applicable laws in its performance of this Agreement; and (f) it has and shall maintain in effect all permits, licenses, and other forms of clearance from governmental authorities as are necessary for the conduct of its activities hereunder.

9.2    By Eden. Eden further represents, warrants, and covenants that, solely with regard to the use of Eden’s Marks within the United States, it has all licenses and permits necessary and appropriate to grant Partner the rights granted herein.

9.3    By Partner. Partner further represents, warrants, and covenants that solely with regard to the use of Partner Marks within the United States, it has all licenses and permits necessary and appropriate to grant Eden the rights granted herein.

9.4    Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES, AND EACH PARTY HEREBY DISCLAIMS, ANY AND ALL WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.	LIABILITY

10.1    Limitation of Liability.

(a)    EXCEPT FOR (i) A PARTY’S OR ITS PERSONNEL’S BREACH OF SECTION 7; OR (ii) A PARTY’S OR ITS PERSONNEL’S FRAUD, GROSS NEGLIGENCE, OR WILLFUL OR INTENTIONAL MISCONDUCT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OR FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, OR LOSS OF INFORMATION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE ACTIVITIES CONTEMPLATED HEREUNDER, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b)    EXCEPT FOR (i) A PARTY’S OR ITS PERSONNEL’S BREACH OF SECTION 7; OR (ii) A PARTY’S OR ITS PERSONNEL’S FRAUD, GROSS NEGLIGENCE, OR WILLFUL OR INTENTIONAL MISCONDUCT, EACH PARTY’S AGGREGATE LIABILITY HEREUNDER SHALL NOT EXCEED THE AMOUNT OF CONTRIBUTIONS PAID BY PARTNER UNDER THIS AGREEMENT PURSUANT TO THE THEN-MOST RECENT QUARTERLY CONTRIBUTION FORM WITH RESPECT TO WHICH PARTNER HAS MADE ALL CONTRIBUTIONS CONTEMPLATED THEREIN.

10.2    By Eden. Eden shall indemnify, defend and hold harmless Partner and its directors, officers, employees, agents and representatives (the “Partner Parties”) from and against any and all damages, fines, fees, settlements, payments, obligations, penalties, deficiencies, losses, costs and expenses (including reasonable attorneys’ fees and costs of investigation and litigation) (collectively, “Losses”) arising or resulting from any claim, action, suit, proceeding, or arbitration brought by a third party, including any action, notification, investigation, or audit by a governmental authority, (a “Claim”) to the extent such Losses result from or arise out of the gross negligence, fraud, or willful or intentional misconduct of Eden, its directors, officers, Personnel, agents or representatives (the “Eden Parties”) in connection with Eden’s exercise of its rights or performance of its obligations hereunder, including any claim for personal injury, wrongful death, or property damage.

10.3    By Partner. Except to the extent subject to Eden’s indemnification obligations set forth Section 10.2, Partner shall indemnify, defend, and hold harmless the Eden Parties from and against any and all Losses arising or resulting from any Claim to the extent such Losses result from or arise out of: (a) the gross negligence, fraud or willful or intentional misconduct of any of the Partner Parties in connection with Partner’s exercise of its rights or performance of its obligations under this Agreement; or (b) the actions of, or the failure to act in accordance with a Waiver Agreement, the Program Documentation or applicable law by, a Partner Party in connection with a Designated Site Visit or Inspection, in each case including any claim for personal injury, wrongful death, or property damage.

10.4    Indemnification Procedures.

(a)    If a Party intends to claim indemnification for a Claim under this Section 10 (the “Indemnified Party”), it shall promptly notify the other Party (the “Indemnifying Party”) in writing. The Indemnifying Party shall have the right to control the defense thereof with counsel of its choice reasonably acceptable to the Indemnified Party; provided that, the Indemnified Party shall have the right to retain its own counsel and participate at its own expense on a monitoring, non-controlling basis. The Indemnified Party and its agents, directors, officers, employees and representatives shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation and defense of such Claim. The Indemnified Party’s failure to deliver written notice to the Indemnifying Party within a reasonable time after the commencement of any Claim shall only relieve the Indemnifying Party of its indemnification obligations to the extent it is materially prejudiced by such failure or delay. It is understood that only Eden or Partner may claim indemnity under this Section 10 (on its own behalf or on behalf of its Indemnified Parties) and the other Indemnified Parties may not directly claim indemnity hereunder.

(b)    The Indemnifying Party shall have no right to settle any Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless (i) there is no finding or admission of fault or any violation of applicable laws by such Indemnified Party and no effect on any other Claims that may be made against the Indemnified Party and (ii) the sole relief provided is monetary damages that the Indemnifying Party pays in full. The Indemnified Party shall have no right to settle any Claim without the Indemnifying Party’s prior written consent (and any such settlement without such consent shall relieve the Indemnifying Party of its obligations under this Section 10 unless: (1) the Indemnifying Party has failed to assume control of the defense of the Claim; (2) there is no finding or admission of any violation of applicable law or any violation of the rights of any Person and no effect on any other Claims that may be made against the Indemnifying Party; and (3) the sole relief provided is monetary damages.

10.5    Equitable Relief. Both Parties agree that the other Party’s breach of Section 7 or Section 6.6 may cause immediately irreparable harm to the other Party for which money damages may not constitute an adequate remedy. As a result of any such breach, the other Party shall be entitled to injunctive or other equitable relief to prevent and limit any such harm, without proof of actual damages or posting of bond.

11.	TERM.

11.1    Term. This Agreement shall commence as of the Effective Date and continue for a period of twenty (20) years unless earlier terminated as permitted herein (the “Term”).

11.2    Termination. A Party may terminate this Agreement, without penalty or liability, immediately upon written notice to the other Party if: (a) such other Party materially breaches this Agreement, including Section 7 or Section 8 of this Agreement, and, if such breach is capable of cure, fails to cure the breach within thirty (30) days after written notice from such first Party detailing the breach, provided that, unless such breach is the failure to pay an amount due and payable under this Agreement, such period may be extended by an additional ninety (90) days so long as such breaching Party commences to cure such breach within such thirty (30)-day period and diligently continues to pursue such cure thereafter; (b) such Party reasonably believes it shall be in violation of applicable laws if it continues to perform its obligations hereunder; (c) such Party reasonably believes its reputation may be damaged or tarnished due to the acts of the other Party or any of its Affiliates, Personnel, or other partners or collaborators, or due to any situation, event, legal matter, or other matter that arises with respect to such other Party or any of its Affiliates, Personnel, or other partners or collaborators; (d) the other Party becomes the subject of a petition in bankruptcy or other proceeding relating to insolvency, receivership, liquidation or assignment for the benefit of creditors, and such petition or proceeding is not dismissed within sixty (60) days; or (e) the Parties are unable to resolve issues that arise as a result of an inspection as described in Section 4.1.

11.3    Effect of Termination. Upon the expiration or termination of this Agreement for any reason:

(a)    the Parties shall reasonably cooperate to establish a mutually acceptable plan for discontinuing their activities hereunder (the “Wind-Down Plan”), including the period of time for such wind-down (the “Wind-Down Period”), which period, if this Agreement is terminated for any reason other than by Eden pursuant to Section 11.2(a) for Partner’s nonpayment, shall at a minimum ensure that any trees not yet planted but for which an Annual Contribution Form or Quarterly Contribution Form has already been provided and agreed in accordance with the terms hereof will be paid for and planted hereunder;

(b)    the Parties shall perform their respective responsibilities in accordance with the Wind-Down Plan and all of the terms and conditions of this Agreement shall continue in force during the Wind-Down Period;

(c)    Partner shall promptly pay to Eden all undisputed Contributions and other amounts then due and outstanding; and

(d)    Upon the expiration or termination of the Wind-Down Period, Sections 6.8, 7, 10, 11.3, and 12 shall survive, together with all other Sections that by their plain meaning are intended to survive.

12.	MISCELLANEOUS

12.1    Environmental and Social Attributes. Eden retains and has the property rights and legal ownership and recognition to any and all Environmental and Social Attributes generated by, or attributable, directly or indirectly, to Eden’s tree planting campaigns and the Objectives contemplated by the Agreement. “Environmental and Social Attributes” means the recognition of an environmental (e.g., Payment for Ecosystem Services) or social benefit in any form under any law, regulation, registry or any trading system or program that is established, certified, maintained, or recognized by any international, governmental, or non-governmental agency. Such environmental or social benefits include, but are not limited to the reduction or removal of greenhouse gas emissions (e.g., carbon dioxide removal, storage, or sequestration), attributable directly or indirectly to Eden’s tree planting campaigns, activities, projects, or programs, ecosystem resiliency or adaptation, water quality preservation and improvement, biodiversity conservation or enhancement, promotion of sustainable livelihoods or food security, or promotion of any United Nations Sustainable Development Goal.

12.2    Revenues Generated by Environmental and Social Attributes. Eden commits to use revenue realized from the sale of Environmental and Social Attributes, including the sales of any carbon offset credits generated by Eden’s tree planting campaigns activities, in furtherance of the Objectives.

12.3    Arbitration. Any dispute arising out of or relating to this Agreement, including but not limited to the enforceability and applicability of this agreement to arbitrate, shall be resolved by arbitration in accordance with the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”) in effect at the time arbitration is commenced. There shall be three (3) arbitrators. Each Party shall appoint one (1) arbitrator no later than fourteen (14) days after notice of the filing of the Demand for Arbitration is sent by AAA. Within fourteen (14) days after notice of appointment of the second arbitrator, the two (2) arbitrators shall appoint the third arbitrator, who shall serve as chairperson. If the two arbitrators do not appoint the third arbitrator within that period, the third arbitrator shall be appointed by AAA pursuant to its Rules. Any court having jurisdiction thereof may enter judgment upon the award rendered by the arbitrators. The arbitrators are not empowered to award damages in excess of compensatory damages and each Party hereby irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration. The decision of the arbitrators shall be in accordance with the terms and conditions of this Agreement, shall be binding upon the Parties, and may not be appealed. The Parties shall comply with the arbitrators’ decision in good faith. Either Party may apply to any court with proper jurisdiction for enforcement of the arbitration decision. Unless otherwise agreed to, the place of arbitration shall be

Los Angeles, California, USA. The fees and expenses of the arbitrators shall be divided equally between the Parties unless otherwise ordered by the arbitrators. This arbitration agreement shall be governed by and construed in accordance with the Federal Arbitration Act (“FAA”) and, to the extent not inconsistent with the FAA, the laws of the State of California.

12.4    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws principles.

12.5    Severability/Waiver. If any provision of the Agreement is found by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect and the invalid, illegal, or unenforceable provision shall be replaced by a valid, legal, and enforceable provision that comes closest to the Parties’ intent underlying the invalid, illegal, or unenforceable provision. Either Party’s failure to exercise, delay in exercising, or partial exercise of a right or remedy provided by this Agreement or applicable law shall not constitute a waiver of such right or remedy, a waiver of other rights or remedies, or a waiver of the further exercise of the right or remedy.

12.6    Force Majeure. Except for the obligation to make payments, neither Party shall be responsible for any default or delay in the performance of its obligations under this Agreement to the extent that such Party is prevented from meeting its obligations by causes beyond its reasonable control, including but not limited to natural disasters, fires, governmental acts, labor disputes, insurrections, pandemics or failure of suppliers (a “Force Majeure Event”); provided that, the affected Party provides prompt notice to the other Party stating the period of time the default or delay is expected to continue and uses diligent efforts to end the default or delay and minimize the effects of the Force Majeure Event.

12.7    Notices. Any notice, request, or communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to be given: (a) when actually received if delivered personally; (b) two (2) business days after the date deposited with the U.S. postal service if sent by certified or registered mail; (c) two (2) business days after the date delivered to a reputable international next-day courier service; or (d) if sent by email, upon receipt of a reply email acknowledging receipt. Notices shall be addressed to the Parties at their respective addresses set forth below:

For notices to Partner:

Aspiration Partners, Inc.

Address: 4551 Glencoe Avenue,

Marina del Rey, CA 90292

Phone: [***]

Email: [***]

Attn: [***]

For notices to Eden:

Eden Reforestation Projects Address:

303 W Foothill Blvd., Suites 13-17,

Glendora, CA 91741

Phone: [***]

Email: [***]

Attn: [***]

With a copy to:

Sidley Austin LLP

555 California Street

Suite 2000

San Francisco, California 94104

Attn: Anna Remis, Partner

Facsimile No.: +1 415-772-7400

or such other address as designated by notice.

A copy of all formal notices that are sent by one Party to the other Party other than by email shall also be concurrently delivered to the other Party by email.

12.8    No Agency. The Parties acknowledge that each is an independent contractor, and nothing herein constitutes a joint venture or partnership. Neither Party has the right to bind or act for the other as agent or in any capacity except as expressly provided in writing by amendment to this Agreement. The relationship under this Agreement shall not create any legal partnership, franchise relationship, or other form of legal association between the Parties that would impose a liability between the Parties or to third parties.

12.9    Assignment. This Agreement or any interest herein shall not be transferred or assigned, in whole or in part, by either Party without the express prior written consent of the other Party. This Agreement shall endure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Any assignment or transfer or purported assignment or transfer in violation of this Section 12.9 is null and void.

12.10    Entire Agreement. This Agreement, including all schedules and appendices hereto and all Annual Contribution Forms and Quarterly Contribution Forms, all of the foregoing of which are hereby incorporated herein by reference, contains the complete and exclusive statement of the agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and representations, written or oral, between the Parties with respect to the subject matter hereof. The terms and conditions of this Agreement shall prevail over any conflicting terms submitted by Partner. Any changes or amendments to this Agreement must be in writing expressly referring to the changes to this Agreement and be duly executed by both Parties.

12.11    Interpretation. The headings of each Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders. Whenever this Agreement refers to a number of days, a month, or a year without using a term otherwise defined herein, such number refers to calendar days, a calendar month, or a calendar year. The captions of this Agreement are for the convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. For the purposes of this Agreement: (a) the terms

“including”, “includes”, “such as”, and the like shall not limit the generality of any description preceding such term and, as used herein, shall have the same meaning as “including, but not limited to”, “including, without limitation”, “such as”, or “by way of example”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto”, and “hereunder” refer to this Agreement as a whole; and (d) the words “will” and “shall” are to be interpreted as having the same meaning. Unless the context otherwise requires, references herein to: (i) Sections and Appendices mean the Sections of, and Appendices attached to, this Agreement; (ii) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (iii) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall apply against the Party who drafted such terms and provisions.

12.12    Counterparts. This Agreement may be executed in one or more counterparts and by electronic transmission (including via email in “portable document format”), each of which shall be deemed an original, but all of which shall constitute the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives, as of the date first set forth above.

On behalf of Partner	On behalf of Eden Reforestation Projects

Andrei Cherny	/s/ Debra Crawford
By: Andrei Cherny	By: Debra Crawford
Title: CEO	Title: Chief Development Office
Date: 2/18/21	Date: February 19, 2021

Appendix A

Form of Annual Contribution Form

This Annual Contribution Form is entered into by and between ASPIRATION PARTNERS, INC. (“Partner”) and EDEN REFORESTATION PROJECTS, a California not-for-profit corporation and 501(c)(3) charity registered with the Internal Revenue Service, having its primary place of business at 303 W Foothill Blvd. Unit 13, Glendora, California, 91741 (“Eden”) and is hereby incorporated into and forms a part of the Contribution Partner Agreement dated as of February 19, 2021 executed between the Parties (“Agreement”). Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Subject to Eden’s acceptance of this Annual Contribution Form, as required pursuant to Section 2.1(c) of the Agreement, Partner hereby irrevocably commits, subject to and in accordance with the terms of the Agreement, to make the following Contributions to Eden in respect of the 20[ ] calendar year:

Calendar quarter with respect to which Contributions will be made	Quarterly Contribution Commitment Amount
Quarter 1 20[ ]	$	[	]
Quarter 2 20[ ]	$	[	]
Quarter 3 20[ ]	$	[	]
Quarter 4 20[ ]	$	[	]

BY:
On behalf of Aspiration Partners, Inc.

By:
Title:
Date:

ACCEPTED BY:
On behalf of Eden Reforestation Projects

By:
Title:
Date:

Appendix B

Form of Quarterly Contribution Form

This Quarterly Contribution Form is entered into by and between ASPIRATION PARTNERS, INC. (“Partner”) and EDEN REFORESTATION PROJECTS, a California not-for-profit corporation and 501(c)(3) charity registered with the Internal Revenue Service, having its primary place of business at 303 W Foothill Blvd. Unit 13, Glendora, California, 91741(“Eden”) and is hereby incorporated into and forms a part of the Contribution Partner Agreement dated as of February 19, 2021 executed between the Parties (“Agreement”). Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Pursuant to that certain Annual Contribution Form, dated as of [        ], 20[     ], between Partner and Eden, Partner committed, subject to and in accordance with the terms of the Agreement, to make a Contribution in respect of the [     ] calendar quarter of 20[    ] (the “Relevant Quarter”) in an amount equal to $[         ] (the “Quarterly Contribution Commitment Amount”).

Subject to Eden’s acceptance of this Quarterly Contribution Form, as required pursuant to Section 2.1(c) of the Agreement, Partner hereby irrevocably commits, subject to and in accordance with the terms of the Agreement, that in addition to the Quarterly Contribution Commitment Amount, Partner shall make a Contribution to Eden in respect of the Relevant Quarter in an amount equal to $[        ], resulting in a total Quarterly Contribution Amount of $[     ] in respect of the Relevant Quarter.

BY:
On behalf of Aspiration Partners, Inc.

By:
Title:
Date:

ACCEPTED BY:
On behalf of Eden Reforestation Projects

By:
Title:
Date:

Appendix C-1

Form of Six-Month Progress Report

[***]

Appendix C-2

Form of Annual Progress Report

[***]

AMENDMENT TO CONTRIBUTION PARTNER AGREEMENT

This Amendment (“Amendment”) hereby amends that certain Contribution Partner Agreement (“Agreement”) dated as of February 19, 2021, by and between Aspiration Partners, Inc. (“Partner”) and Eden Reforestation Projects (“Eden”). Eden and Partner are collectively also referred to as the “Parties” or individually as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Parties desire to memorialize their agreement regarding cooperation related to carbon offset credits for trees planted in respect of Partner’s contributions in 2022.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby contract and agree as follows.

1.

Collaboration on Carbon Offset Credits. In connection with Partner’s Annual Contribution Form and Quarterly Contribution Commitment Amounts for 2022 and earlier, the Parties have entered into discussions regarding cooperation related to carbon offset credits or other monetization options. Notwithstanding the terms and conditions of Section 12.1 of the Agreement regarding Environmental and Social Attributes, Eden and Partner hereby agree to collaborate with Compassionate Carbon LLC to pursue verified carbon offset credits or other monetization options for trees planted in respect of Partner’s contributions in 2022 and earlier. In connection with this collaboration, the Parties intend that the carbon offset credits or other monetization options would benefit both of the Parties and that Eden would not seek to develop or monetize the carbon offset credits or other monetization options generated by, or attributable, directly or indirectly, to the planting of such trees, other than as mutually agreed with Aspiration. The development, verification, sale, and/or retirement of carbon offset credits or other monetization options associated with such pursuits, if any, will be determined by and memorialized in a separate agreement, negotiated by the Parties and Compassionate Carbon LLC.

2.

Effect of Amendment. Except as expressly modified hereby, all terms and conditions of the Agreement shall continue in full force and effect. In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms and conditions of this Amendment shall govern and control.

3.

Counterparts. This Amendment may be executed in one or more counterparts and by electronic transmission (including via email in “portable document format”), each of which shall be deemed an original, but all of which shall constitute the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized representatives, as of the date first set forth above.

On behalf of Partner

/s/ Andrei Cherny

By: Andrei Cherny

Title: CEO

Date: 9/22/2021

On behalf of Eden Reforestation Projects

/s/ Debra Crawford

By: Debra Crawford

Title: Chief Development Officer

Date: 9/22/2021